Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 1 to Registration Statement of Bears Holding Sub, Inc. on Form S-4 of our report dated April 27, 2018 related to the financial statements of Paradigm Spine, LLC and its subsidiaries (the “Company”) as of and for the years ended December 31, 2017 and 2016 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to substantial doubt about the Company’s ability to continue as a going concern), appearing in the joint proxy and consent solicitation statement/prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such joint proxy and consent solicitation statement/prospectus.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

January 18, 2019